Exhibit 23.02

INDEPENDENT AUDITORS’ CONSENT

Board of Directors

quepasa.com, Inc.

We consent to the incorporation by reference in Registration Statements (No. 333-93637, No. 333-88271) on Form S-8 of quepasa.com, Inc. of our report dated April 14, 2003, relating to the consolidated balance sheet as of December 31, 2002 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2002, appearing in the Annual Report on Form 10-K of quepasa.com, Inc. for the year ended December 31, 2002.

Our report dated April 14, 2003 contains an explanatory paragraph that states that the Company has experienced circumstances which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Ehrhardt Keefe Steiner &Hottman PC

Denver, Colorado

June 2, 2003